Exhibit 99.1

INTERVEST BANCSHARES CORPORATION

Reports 2011 Fourth Quarter Earnings of $2.7 Million or $0.13 per share and Full Year Earnings of $9.5 Million or $0.45 per share.

Business Editors - New York – (Business Wire – January 17, 2012)

Intervest Bancshares Corporation (NASDAQ-GS: IBCA), parent company of Intervest National Bank, today reported its 2011 fourth quarter and full year financial results. Financial highlights for the quarter follow.

•	Net earnings for the fourth quarter of 2011 (“Q4-11”) increased to $2.7 million, or $0.13 per diluted common share, from $0.4 million, or $0.02 per share, for the fourth quarter of 2010 (“Q4-10”).

•

Earnings before deducting provisions for loan and real estate losses, real estate expenses, income taxes and preferred dividend requirements amounted to $7.8 million in Q4-11, compared to $6.6 million in Q4-10.

•

Provisions for loan and real estate losses decreased to $1.4 million in Q4-11, from $4.7 million in Q4-10. The allowance for loan losses amounted to $30.4 million at December 31, 2011 and represented 2.61% of total outstanding loans.

•	Net interest and dividend income was $10.6 million in Q4-11, compared to $10.4 million in Q4-10. The net interest margin improved to 2.22% in Q4-11, from 2.06% in Q4-10.

•

Noninterest expenses decreased to $3.8 million in Q4-11, from $4.9 million in Q4-10. The Company’s efficiency ratio, which is a measure of its ability to control expenses as a percentage of its revenues, continues to be strong and was 32% in Q4-11, compared to 42% in Q4-10.

•

Nonaccrual loans and real estate owned (REO) totaled $86 million at December 31, 2011, compared to $87 million at September 30, 2011 and $80 million at December 31, 2010. Nonaccrual loans include certain restructured loans (TDRs) that are current and performing in accordance with their renegotiated terms, but are classified nonaccrual based on regulatory guidance. At December 31, 2011, such loans totaled $46 million and were yielding 5.08%, compared to $37 million yielding 4.71% at September 30, 2011 and $21 million yielding 2.98% at December 31, 2010.

•

Intervest National Bank’s regulatory capital ratios continue to be well above its minimum requirements. At December 31, 2011, its actual ratios were as follows: Tier One Leverage - 11.21%; Tier One Risk-Based - 16.06%; and Total Risk-Based Capital - 17.33%, compared to its minimum requirements of 9%, 10% and 12%, respectively. The Bank’s Tier 1 capital amounted to $218 million and was $43 million in excess of the required minimum for its leverage ratio.

•	Book value per common share increased to $8.07 at December 31, 2011, from $7.61 at December 31, 2010.

Net earnings for Q4-11 increased by $2.3 million over Q4-10 due to the following: a $3.3 million decrease in the total provision for loan and real estate losses (resulting from fewer credit rating downgrades on loans and writedowns of REO); a $1.1 million decrease in noninterest expenses (reflecting decreases of $0.9 million in FDIC premiums, $0.2 million in data processing costs and $0.2 million in professional fees, partially offset by a $0.2 million increase in salaries and benefits); and a $0.2 million increase in net interest and dividend income (as described below). The total of these items was partially offset by a $2.0 million increase in income tax expense (due to higher pre-tax income) and a $0.3 million increase in real estate expenses. The effective income tax rate was 46% in Q4-11 and Q4-10.

The increase in net interest and dividend income over Q4-10 reflected a 16 basis point improvement in the net interest margin, largely offset by a planned decrease in the Bank’s assets and liabilities as well as decreased lending opportunities due to current economic conditions. In Q4-11, total average interest-earning assets decreased by $108 million from Q4-10, reflecting a $166 million decrease in loans, partially offset by a $61 million increase in security investments. At the same time, average deposits and borrowed funds decreased by $119 million and $12 million, respectively, while average stockholders’ equity increased by $15 million. The decrease in assets positively impacted the Bank’s regulatory capital ratios.

The higher net interest margin was attributable to lower rates paid on deposit accounts and the repayment of maturing higher-cost brokered CDs and FHLB borrowings, largely offset by the decrease in loans. Overall, the average cost of funds decreased by 41 basis points to 2.62% in Q4-11, from 3.03% in Q4-10, while the yield on average earning assets decreased at a slower pace by 26 basis points to 4.63% in Q4-11, from 4.89% in Q4-10, due to payoffs of higher yielding loans and calls of U.S. government agency security investments due to declining interest rates, coupled with the re-investment of a large portion of these cash inflows into securities at lower market interest rates.

For 2011, net earnings were $9.5 million, or $0.45 per diluted common share, compared to a net loss of $55.0 million, or $4.95 per share, for 2010. The improvement was due to $108.6 million decrease in the total provision for loan and real estate losses; a $2.5 million decrease in real estate expenses; a $2.2 million increase in noninterest income (reflecting a $1.1 million increase in loan prepayment income and a $1.0 million decrease in security impairment writedowns); and a $3.2 million decrease in noninterest expenses (reflecting decreases of $1.7 million in FDIC premiums, $1.3 million in data processing costs and $0.7 million in professional fees, partially offset by a $0.5 million increase in salaries and benefits). The total of these items was partially offset by a $2.1 million decrease in net interest and dividend income and a $49.9 million increase in income tax expense (due to pre-tax income of $21 million in 2011 versus a pre-tax loss of $94 million in 2010). The net loss in 2010 was primarily driven by a bulk sale in May of nonperforming and underperforming assets as discussed in prior releases. The assets sold aggregated to $207 million and consisted of $192 million of loans and $15 million of REO. The assets were sold at a substantial discount to their net carrying values. As a result of this transaction, a $79 million combined provision for loan and real estate losses was recorded, which after taxes contributed approximately $44 million, or 80%, to the reported loss. At December 31, 2011, the Company had a deferred tax asset totaling $38.8 million, which included remaining unused NOL carryforwards of $34 million for Federal purposes and $66 million for state and local purposes. The NOLs, which arose from the bulk sale, are available to reduce taxes payable on future taxable income.

Total assets at December 31, 2011 decreased to $1.97 billion from $2.07 billion at December 31, 2010, primarily reflecting a decrease in loans, partially offset by an increase in security investments. Loans totaled $1.16 billion at December 31, 2011, a $174 million decrease from $1.34 billion at December 31, 2010. The decrease reflected $243 million of principal repayments, $9.6 million of chargeoffs and $4.4 million of transfers to REO, partially offset by $82 million of new loans. The loan portfolio is comprised of commercial and multifamily real estate loans, and the Company does not own or originate construction/development loans.

Nonaccrual loans and REO aggregated to $86 million, or 4.3% of total assets, at December 31, 2011, compared to $80 million, or 3.9%, at December 31, 2010. Nonaccrual loans totaled $57 million at December 31, 2011 and $53 million at December 31, 2010 and included $46 million (12 loans) and $21 million (6 loans) of TDRs that were current at each date, respectively. All the TDRs classified as nonaccrual have performed as agreed under their renegotiated terms and interest income is being recorded on a cash basis. During 2011, based on updated appraisals received on the underlying collateral properties, a portion of seven TDRs (or $5.8 million of principal) were charged off, although the borrowers remain obligated to pay all contractual principal due.

The allowance for loan losses at December 31, 2011 was $30.4 million, representing 2.61% of total net loans, compared to $34.8 million, or 2.61%, at December 31, 2010. The allowance included specific reserves for impaired loans (comprised of all nonaccrual loans as well as accruing TDRs) at each date totaling $8.0 million and $7.2 million, respectively.

Securities held to maturity increased by $86 million to $700 million at December 31, 2011 from $614 million at December 31, 2010. The growth in the portfolio was a function of decreased lending opportunities. At December 31, 2011, the portfolio, which represented 36% of total assets and comprised nearly all of U.S. government agency debt securities, had a weighted-average yield to earliest call date of 1.39% and a weighted-average remaining contractual maturity of 5 years. The Bank invests in U.S. government agency debt obligations to emphasize safety and liquidity, and does not own or invest in collateralized debt obligations, collateralized mortgage obligations or derivatives.

Deposits at December 31, 2011 decreased to $1.66 billion from $1.77 billion at December 31, 2010, primarily reflecting a $106 million decrease in CD accounts, of which $31 million were brokered. Borrowed funds and related interest payable at December 31, 2011 decreased to $79 million, from $85 million at December 31, 2010, due to the maturity and repayment of $8 million of FHLB borrowings, partially offset by a $2 million increase in accrued interest payable on trust preferred securities. Since February 2010, as required by our regulators and as permitted by the underlying documents, the Company has suspended the payment of interest on $55 million of trust preferred securities as well as the declaration and payment of TARP dividends on $25 million of preferred stock held by the U.S. Treasury. Stockholders’ equity increased to $198 million at December 31, 2011 from $186 million at December 31, 2010, primarily due to $11 million of net earnings before preferred dividend requirements.

Intervest Bancshares Corporation (IBC) is a bank holding company. Its operating subsidiary is Intervest National Bank (INB), a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. IBC’s Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA. This release may contain forward-looking information. Words such as “may,” “will,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “assume,” “indicate,” “continue,” “target,” “goal,” and similar words or expressions of the future are intended to identify forward-looking statements. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may adversely affect our business, financial condition and results of operations. The following factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: the regulatory agreements to which IBC and INB are currently subject to and any operating restrictions arising therefrom including availability of regulatory approvals or waivers; changes in economic conditions and real estate values both nationally and in our market areas; changes in our borrowing facilities, volume of loan originations and deposit flows; changes in the levels of our non-interest income and provisions for loan and real estate losses; changes in the composition and credit quality of our loan portfolio; legislative or regulatory changes, including increased expenses arising therefrom; changes in interest rates which may reduce our net interest margin and net interest income; increases in competition; technological changes which we may not be able to implement; changes in accounting or regulatory principles, policies or guidelines; changes in tax laws and our ability to utilize our deferred tax asset, including NOL carryforwards; and our ability to attract and retain key members of management. Reference is made to IBC’s filings with the SEC for further discussion of risks and uncertainties regarding our business. Historical results are not necessarily indicative of our future prospects.

Contact: Lowell S. Dansker, Chairman; Phone 212-218-2800 Fax 212-218-2808.

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

(Dollars in thousands, except per share amounts)	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Selected Operating Data:
Interest and dividend income	$22,166	$24,747	$92,837	$107,072
Interest expense	11,524	14,307	50,540	62,692

Net interest and dividend income	10,642	10,440	42,297	44,380
Provision for loan losses	40	2,693	5,018	101,463
Noninterest income	974	1,073	4,308	2,110
Noninterest expenses:
Provision for real estate losses	1,370	2,004	3,349	15,509
Real estate expenses	619	343	1,619	4,105
All other noninterest expenses	3,774	4,887	15,861	19,069

Earnings (loss) before income taxes	5,813	1,586	20,758	(93,656)
Provision (benefit) for income taxes	2,679	727	9,512	(40,348)

Net earnings (loss) before preferred dividend requirements	3,134	859	11,246	(53,308)
Preferred dividend requirements (1)	440	422	1,730	1,667

Net earnings (loss) available to common stockholders	$2,694	$437	$9,516	$(54,975)

Basic earnings (loss) per common share	$0.13	$0.02	$0.45	$(4.95)
Diluted earnings (loss) per common share	$0.13	$0.02	$0.45	$(4.95)
Average shares used for basic and diluted earnings (loss) per share (2)	21,125,289	18,308,205	21,126,187	11,101,196
Common shares outstanding at end of period	21,125,289	21,126,489	21,125,289	21,126,489
Common stock options/warrants outstanding at end of period	1,085,622	1,045,422	1,085,622	1,045,422
Yield on interest-earning assets	4.63%	4.89%	4.80%	5.08%
Cost of funds	2.62%	3.03%	2.83%	3.20%
Net interest margin	2.22%	2.06%	2.18%	2.11%
Return on average assets (annualized)	0.63%	0.16%	0.56%	-2.42%
Return on average common equity (annualized)	7.31%	2.19%	6.74%	-32.20%
Effective income tax rate	46%	46%	46%	43%
Efficiency ratio (3)	32%	42%	34%	41%
Average loans outstanding	$1,191,177	$1,357,549	$1,258,454	$1,489,004
Average securities outstanding	700,221	638,791	665,608	599,519
Average short-term investments outstanding	7,658	11,170	11,806	18,502
Average assets outstanding	1,984,615	2,102,186	2,023,957	2,200,436
Average interest-bearing deposits outstanding	$1,668,111	$1,786,801	$1,707,150	$1,863,612
Average borrowings outstanding	74,202	86,229	78,298	97,031
Average stockholders’ equity	195,576	180,857	190,954	189,197

	At Dec 31, 2011	At Sep 30, 2011	At Jun 30, 2011	At Mar 31, 2011	At Dec 31, 2010
Selected Financial Condition Information:
Total assets	$1,969,540	$1,991,245	$2,050,379	$2,014,125	$2,070,868
Cash and short-term investments	29,863	36,798	14,461	29,079	23,911
Securities held to maturity	700,444	678,118	691,334	589,940	614,335
Loans, net of unearned fees	1,163,790	1,199,770	1,252,128	1,300,546	1,337,326
Allowance for loan losses	30,415	32,365	31,772	32,400	34,840
Allowance for loan losses/net loans	2.61%	2.70%	2.54%	2.49%	2.61%
Deposits	1,662,024	1,678,003	1,735,292	1,706,630	1,766,083
Borrowed funds and accrued interest payable	78,606	78,156	82,634	82,072	84,676
Preferred stockholder’s equity	24,238	24,141	24,045	23,948	23,852
Common stockholders’ equity	173,293	170,164	167,109	164,243	162,108
Common book value per share (4)	8.07	7.94	7.81	7.69	7.61
Loan chargeoffs for the quarter	$2,044	$1,667	$1,374	$4,513	$386
Loan recoveries for the quarter	54	69	4	28	283
Real estate chargeoffs for the quarter	—	—	—	—	2,970
Security impairment writedowns for the quarter	—	96	—	105	351
Nonaccrual loans (5)	$57,240	$59,707	$45,352	$45,192	$52,923
Real estate owned, net of valuation allowance	28,278	27,005	25,786	27,064	27,064
Investment securities on a cash basis	4,379	4,379	4,475	4,475	2,318
Accruing troubled debt restructured (TDR) loans (6)	9,030	5,601	5,619	5,630	3,632
Loans 90 days past due and still accruing	1,925	8,571	4,594	3,879	7,481
Loans 31-89 days past due and still accruing (7)	28,770	939	7,704	21,785	11,364

(1)	Represents dividend requirements on cumulative preferred stock held by the U.S. Treasury and amortization of related preferred stock discount.
(2)	Outstanding options/warrants were not dilutive for the reporting periods.
(3)	Represents noninterest expenses (excluding provisions for real estate losses & real estate expenses) as a percentage of net interest and dividend income plus noninterest income.
(4)	Represents common stockholders’ equity less preferred dividends in arrears ($2.8 million at Dec 31, 2011 and $1.4 million at Dec 31, 2010) divided by common shares outstanding.
(5)	Include performing TDRs maintained on nonaccrual status of $46 million, $37 million, $33 million, $18 million and $21 million, respectively.
(6)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments.
(7)	Of the balance reported at Dec 31, 2011, $13 million was brought current in Jan 2012 and $14 million matured and are in the process of being extended.

INTERVEST BANCSHARES CORPORATION

Consolidated Financial Highlights

	At or For The Period Ended
($ in thousands, except per share amounts)	Year Ended Dec 31, 2011	Year Ended Dec 31, 2010	Year Ended Dec 31, 2009	Year Ended Dec 31, 2008	Year Ended Dec 31, 2007
Balance Sheet Highlights:
Total assets	$1,969,540	$2,070,868	$2,401,204	$2,271,833	$2,021,392
Cash and short-term investments	29,863	23,911	7,977	54,903	33,086
Securities held to maturity	700,444	614,335	634,856	475,581	344,105
Loans, net of unearned fees	1,163,790	1,337,326	1,686,164	1,705,711	1,614,032
Allowance for loan losses	30,415	34,840	32,640	28,524	21,593
Allowance for loan losses/net loans	2.61%	2.61%	1.94%	1.67%	1.34%
Deposits	1,662,024	1,766,083	2,029,984	1,864,135	1,659,174
Borrowed funds and accrued interest payable	78,606	84,676	118,552	149,566	136,434
Preferred stockholder’s equity	24,238	23,852	23,466	23,080	—
Common stockholders’ equity	173,293	162,108	190,588	188,894	179,561
Common book value per share (1)	8.07	7.61	23.04	22.84	22.23
Market price per common share	2.65	2.93	3.28	3.99	17.22
Asset Quality Highlights
Nonaccrual loans.	$57,240	$52,923	$123,877	$108,610	$90,756
Real estate owned, net of valuation allowance	28,278	27,064	31,866	9,081	—
Investment securities on a cash basis.	4,379	2,318	1,385	—	—
Accruing troubled debt restructured loans (2)	9,030	3,632	97,311	—	—
Loans past due 90 days and still accruing	1,925	7,481	6,800	1,964	11,853
Loans past due 31-89 days and still accruing	28,770	11,364	5,925	18,943	25,122
Loan chargeoffs	9,598	100,146	8,103	4,227	—
Loan recoveries	155	883	1,354	—	—
Real estate chargeoffs	—	15,614	—	—	—
Impairment writedowns on security investments	201	1,192	2,258	—	—
Statement of Operations Highlights:
Interest and dividend income	$92,837	$107,072	$123,598	$128,497	$131,916
Interest expense	50,540	62,692	81,000	90,335	89,653

Net interest and dividend income	42,297	44,380	42,598	38,162	42,263
Provision for loan losses	5,018	101,463	10,865	11,158	3,760
Noninterest income	4,308	2,110	297	5,026	8,825
Noninterest expenses:
Provision for real estate losses	3,349	15,509	2,275	518	—
Real estate expenses	1,619	4,105	4,945	4,281	489
All other noninterest expenses	15,861	19,069	19,864	14,074	12,387

Earnings (loss) before income taxes	20,758	(93,656)	4,946	13,157	34,452
Provision (benefit) for income taxes	9,512	(40,348)	1,816	5,891	15,012

Net earnings (loss) before preferred dividend requirements	11,246	(53,308)	3,130	7,266	19,440
Preferred dividend requirements (3)	1,730	1,667	1,632	41	—

Net earnings (loss) available to common stockholders	$9,516	$(54,975)	$1,498	$7,225	$19,440

Basic earnings (loss) per common share	$0.45	$(4.95)	$0.18	$0.87	$2.35
Diluted earnings (loss) per common share	$0.45	$(4.95)	$0.18	$0.87	$2.31

Average common shares used to calculate:
Basic earnings (loss) per common share	21,126,187	11,101,196	8,270,812	8,259,091	8,275,539
Diluted earnings (loss) per common share	21,126,187	11,101,196	8,270,812	8,267,781	8,422,017
Common shares outstanding	21,125,289	21,126,489	8,270,812	8,270,812	8,075,812

Net interest margin (4)	2.18%	2.11%	1.83%	1.79%	2.11%
Return on average assets	0.56%	-2.42%	0.13%	0.34%	0.96%
Return on average common equity	6.74%	-32.20%	1.65%	3.94%	11.05%
Effective income tax rate	46%	43%	37%	45%	44%
Efficiency ratio (5)	34%	41%	46%	33%	24%

(1)	Represents common stockholders’ equity less preferred dividends in arrears ($2.8 million at December 31, 2011 and $1.4 million at December 31, 2010) divided by common shares outstanding.
(2)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments.
(3)	Represents dividend requirements on cumulative preferred stock held by the U.S. Treasury and amortization of related preferred stock discount.
(4)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 2.31%, 2.17%, 1.89%, 1.90% and 2.46%, respectively.
(5)	Represents noninterest expenses (excluding provisions for real estate losses and real estate expenses) as a percentage of net interest and dividend income plus noninterest income.